Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 7, 2023, is entered into by and between Wolverine World Wide, Inc., a Delaware corporation (the “Company”), and Christopher E. Hufnagel, an individual (“Employee”).

RECITALS

A.The Company wishes to employ Employee as its President and Chief Executive Officer; and

B.Employee wishes to accept employment with the Company upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement. Employee’s term of employment hereunder shall commence on August 6, 2023 (the “Effective Time”) and continue until the first anniversary of the Effective Time (the “Employment Period”); provided that, unless earlier terminated, the Employment Period shall automatically renew on the first anniversary of the Effective Time and on each anniversary thereafter for a period of one (1) year unless either party shall give written notice of non-extension to the other party not later than sixty (60) days prior to the end of then-current Employment Period. The Company or Employee may terminate this Agreement and Employee’s employment at any time during the Employment Period as provided in Section 4 hereof.

2.Position and Duties.

(a)During the Employment Period, Employee shall serve as the President and Chief Executive Officer of the Company, and shall have the usual and customary duties, responsibilities and authority of such position. Employee acknowledges and agrees that he shall perform his duties and responsibilities faithfully and to the best of his abilities in a businesslike manner and in accordance with the Company’s Employee Handbook and Code of Business Conduct.

(b)Employee shall report solely to the Board of Directors of the Company (the “Board”), shall work on a full-time basis for the Company and shall devote his entire business time, attention, skills and energies to the business and affairs of the Company. During the Employment Period, Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided that, as long as such activities do not interfere with Employee’s duties hereunder, Employee may (i) with the prior written approval of the Board, serve on the board of one (1) for-profit company that does not compete with the Company, and (ii) participate in charitable, civic, educational, professional, community and industry affairs. Employee agrees that he shall promptly report any conflict in writing to the Board, disclosing any outside business or investment opportunities made available to Employee in which the Company may or might have an interest where the Company does or may do business.

(c)The Company shall take such action as may be necessary to appoint Employee as a member of the Board as of the Effective Time, and to nominate (and re-nominate) Employee for re-election as a member of the Board as of any date during the Employment Period on which Employee’s term as a Board member would otherwise expire (including recommending to the Company’s stockholders in the Company’s annual Proxy Statement that they vote to continue Employee’s membership on the Board, as applicable).

3.Base Salary and Benefits.

(a)Base Salary. During the Employment Period and commencing as of the Effective Time, Employee’s base salary shall be increased to a rate of $1,000,000.00 per annum (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices. Annual compensation review and increases, if any, will be subject to approval by the Board.

(b)Annual Incentive Plan. During the Employment Period, Employee shall be enrolled in the Company’s Executive Short-Term Incentive Plan (the “AIP”) at the target rate of 120% of the Base Salary, prorated for the period of 2023 following the Effective Time. Although there is no guarantee of any bonus payout, achievement of financial targets established by the Board and personal objectives (such targets and objectives to be established in consultation with Employee) could yield a bonus with a maximum payout of 200% of the Employee’s target bonus. Any bonus under this section, if earned, will be paid in accordance with the terms of the AIP or successor plan.

(c)Three-Year Incentive Plan. The Company will recommend to the Compensation Committee of the Board (the “Compensation Committee”) that Employee continue to be enrolled in the Company’s Executive Long-Term Incentive Plan and be granted stock awards thereunder in February 2024 commensurate with his grade and position level as set forth in greater detail in the Position Tally Sheet furnished to the Employee by the Company as of August 8, 2023. There is no guarantee of an award and the payout of the award is subject to achievement of the Company’s financial targets as determined by the Board (such targets to be established in consultation with Employee). If a payout is earned, payment will be in the form of performance units of Company stock, granted in accordance with the Company’s Stock Incentive Plan of 2016 or successor plan. All grants under this Section 3(c) are subject to Employee executing a grant agreement provided by the Company in form consistent with prior grant agreements.

(d)Annual Equity Grants. At the February 2024 meeting of the Compensation Committee, the Company will recommend that Employee be granted time-based stock awards commensurate with his grade and position level. Currently, time-based restricted stock units vest one-third on each of the first three successive grant anniversary dates. All grants under this Section 3(d) are subject to Employee executing grant agreements provided by the Company in form consistent with prior grant agreements.

(e)Initial Equity Grants. As soon as practicable (and in any event at the next regularly scheduled Compensation Committee following the Effective Time, which is scheduled for October 30, 2023, as of the date of this Agreement), the Compensation Committee shall meet to act in good faith on the recommendation by the Company that Employee be granted time-based restricted stock units with a value at grant of $500,000 in recognition of his newly promoted grade and position level as President and Chief Executive Officer. These units will vest one-third on each of the first three successive grant anniversary dates. All grants under this Section 3(e) are subject to Employee executing grant agreements provided by the Company in form consistent with prior grant agreements.

(f)Vacation. During the Employment Period, Employee shall be entitled to four (4) weeks of paid vacation in accordance with Company policy.

(g)Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Business Expenses”), subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company shall pay or reimburse Employee’s legal fees incurred in connection with the negotiation and execution of this Agreement, provided that evidence of such fees shall be provided to the Company and that the amount of such payment or reimbursement shall not exceed $10,000.

(h)Benefits. Employee will be eligible to participate in such health care, insurance, retirement, and other employee benefit plans as are generally made available by the Company to their employees, subject to the terms of said plan or plans. The terms of such plans are subject to change or termination at any time, with or without notice, at the discretion of the Company.

4.Termination. The Employment Period shall terminate as follows.

(a)Termination by Employee without Good Reason. In the event that Employee terminates his employment for any reason other than for Good Reason, Employee must provide the Company sixty (60) days’ advance written notice of such resignation. The Company shall have the right to waive the notice period and accept such resignation, effective immediately upon the Company’s waiver of notice.

(b)Termination by Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason. “Good Reason” means (i) a material diminution in Employee’s duties under this Agreement or a reduction of Employee’s title, (ii) a material breach by the Company of this Agreement (including the failure (other than as a result of Employee’s death or Disability or Termination for Cause) to nominate and re-nominate Employee to the Board (and failure to make related recommendations to the Company’s stockholders) as contemplated by Section 2(c) hereof), (iii) relocation of Employee’s principal place of employment to a location that is more than fifty (50) miles from the Company’s corporate headquarters as of the Effective Time, without Employee’s consent, (iv) termination of this Agreement under Section 1 by the Company serving a notice of non-extension or (v) a reduction in the Base Salary, unless such reduction is part of an across the board reduction for senior executives of the Company; provided that any such action shall not constitute Good Reason unless (A) Employee provides written notice to the Company of any such action within thirty (30) days of the date on which such action first occurs and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (B) the Company fails to remedy such action within the Cure Period, and (C) Employee resigns within thirty (30) days of the expiration of the Cure Period.

(c)Termination by the Company.

(i)Termination by the Company for Cause. The Company may terminate Employee’s employment for Cause (“Termination for Cause”). “Cause” shall mean any of the following:

(1)Any intentional act of fraud, embezzlement, theft or breach of fiduciary duty with respect to the Company or its subsidiaries;

(2)Employee’s (1) intentional act of dishonesty or misrepresentation with respect to the Company or its subsidiaries; or (2) gross negligence or willful misconduct in the performance of his duties to the Company (other than any such failure resulting from Employee’s Disability, or Employee’s resignation for Good Reason), in each of the foregoing clauses (1) and (2) above which is material to the Company;

(3)Material failure or refusal to follow any reasonable directive of the Board, consistent with the terms of this Agreement;

(4)Employee’s material (1) breach of any noncompetition, nonsolicitation, confidentiality or other covenant with the Company under Exhibit A of this Agreement or otherwise;(2) breach of any material written policy of the Company, a copy of which such material written policy has been made available to Employee; or (3) breach of this Agreement; or

(5)Employee’s conviction of or indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude.

Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company (1) provides Employee with a notice from the Board specifying the grounds for a Termination for Cause (and providing an opportunity to cure the conduct if such conduct is curable within ten (10) days), and (2) a copy of a resolution adopted by an affirmative vote of not less than a majority of the independent directors of the Board at a meeting of the Board called and held for the purpose (after notice to Employee and an opportunity for Employee, with counsel, to be heard before the Board), finding that in the good faith opinion of the majority of the independent directors of the Board that Executive has been guilty of conduct set forth above, setting forth the particulars in detail. A determination of Cause by the Board shall not be binding upon or entitled to deference by any finder of fact in the event of a dispute, it being the intent of the parties that such finder of fact shall make an independent determination of whether the termination was for “Cause” as defined above. No act or failure to act on the part of Employee shall be considered “willful” unless done or omitted to be done by Employee not in good faith and without reasonable belief that Employee’s action(s) or omission(s) was in the best interests of the Company.

Subject to the foregoing, the Company may terminate this Agreement pursuant to a Termination for Cause at any time immediately upon notice to Employee.

(ii)Termination by the Company without Cause. The Company may terminate Employee’s employment without Cause (i.e. for any reason other than those described in Subsections 4(b), and 4(c)) (“Termination without Cause”) at any time upon written notice to Employee.

(d)Death and Disability. Employee’s employment shall terminate immediately upon Employee’s death and the Company may terminate this Agreement upon 30 days prior written notice to Employee if, by virtue of a physical or mental condition, Employee is unable to perform the essential functions of his work under this Agreement, with or without reasonable accommodation, for a period of 180 days in any 365 day period (“Disability”).

(e)Obligations upon Termination.

(i)In the event of a resignation by Employee without Good Reason, as described in Subsection 4(a), all of the parties’ respective rights and obligations hereunder shall immediately terminate upon the expiration of the notice period required under Section 4(a) or upon notice by the Company waiving such notice, except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 9 of this Agreement shall survive such termination and (B) the Company shall pay to Employee only the accrued but unpaid Base Salary and any unreimbursed Business Expenses as of the date of termination, and all vested or accrued benefits under the Company’s benefits plans, programs and arrangements (collectively, the “Accrued Benefits”).

(ii)In the event of Employee’s death, as described in Subsection 4(d), or a Termination for Cause, as described in Subsection 4(c)(i), all of the parties’ respective rights and obligations hereunder shall immediately terminate in the case of death and terminate upon the effective date of such termination in the case of Termination for Cause pursuant to Subsection 4(c)(i), except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 9 of this Agreement shall survive such termination and (B) the Company shall pay to Employee (or his estate, as applicable) only the Accrued Benefits.

(iii)In the event of a Termination without Cause, as described in Subsection 4(c)(ii), or Employee’s resignation for Good Reason pursuant to Section 4(b), all of the parties’ respective rights and obligations hereunder shall terminate upon the effective date of such termination pursuant to Subsection 4(c)(ii) or Subsection 4(b) as the case may be, except that:

(A)Employee’s obligations and the Company’s rights under Sections 5 through 9 of this Agreement shall survive such termination;

(B) the Company shall pay to Employee the Accrued Benefits;

(C)the Company shall pay Employee, as severance, an amount equal to twenty-four (24) months of Employee’s then-current Base Salary payable in regular biweekly installments in accordance with the Company’s general payroll practices; and

(D)If enrolled in the Company’s group health plan as of the date of termination, Employee will be eligible for continued health care coverage, as permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Provided Employee timely elects to continue receiving group medical coverage and/or dental coverage pursuant to COBRA, the Company shall pay for Employee’s COBRA coverage for up to the maximum number of months allowable under COBRA for Employee after the date of termination, not to exceed twenty-four (24) months. The Company’s obligation to pay for Employee’s COBRA coverage, however, shall be reduced by the amount that Employee will pay toward such coverage, which shall be equal to the amount of Employee’s medical and/or dental coverage premiums as of the date of termination. Employee will be required to pay Employee’s share of the COBRA contributions directly to the Company’s COBRA administrator each month. To the extent that Employee begins new employment on or before twenty-four (24) months after the date of termination, Employee shall immediately notify the Company of such employment. In the event Employee becomes eligible for coverage through a new employer, Employee shall elect such coverage. Upon Employee becoming eligible for such coverage, the Company’s obligation to pay for COBRA coverage shall immediately cease.

(E)The Company shall pay Employee an amount equal to the bonus Employee would have been eligible to receive at target performance for the fiscal year in which termination takes place, multiplied by a fraction, the numerator of which is the number of days Employee is employed by the Company in such fiscal year through the date of termination and the denominator of which is 365.

(F)The Employee (x) shall be considered to have Retired for purposes of determining pro rata vesting of outstanding performance-based awards granted under the Company’s Stock Incentive Plan of 2016 (as amended and restated) or successor plan (the “Plan”), with the “retirement” date being Employee’s termination date, and (y) shall be entitled to pro rata vesting of outstanding time-based restricted stock unit awards granted under the Plan that would have vested over the twelve month period after the Employee’s termination date had the Employee remained employed with the Company.

(G)The Company will pay for outplacement assistance for the Employee through Right Management using the Professional Management Program for Senior Managers and Directors or the equivalent program available at the Employee’s termination date (or, in the event Right Management is unwilling or unable to provide such outplacement assistance, a program of similar content and quality offered through a comparable vendor) in a lump sum on the termination date equal to a period of twelve (12) months of such outplacement assistance.

Any payments under Sections (C), (D), (E), (F) or (G) are collectively referred to as the “Severance Payment”). The payment of the Severance Payment under this Subsection 4(e)(iii) shall be conditioned upon Employee’s effective execution of a release of claims against the Company in a form attached hereto as Exhibit B. The Company shall specify a period, not to exceed 45 days following termination, during which Employee may review and consider such release, provided that if such period spans two calendar years, then the Severance Payment shall not be made (or commence to be made) until the second calendar year, regardless of the year in which the release is signed and returned. Payment of the Severance Payment will cease immediately upon Employee’s material breach beyond the applicable cure period (if such breach is capable of being cured) of any of the restrictive covenants in the Agreement, in addition to all other remedies available to the Company.

(iv)In the event of Disability, as described in Subsection 4(d), all of the parties’ respective rights and obligations hereunder shall immediately terminate upon the effective date of such termination pursuant to Subsection 4(d), except that (A) Employee’s obligations and the Company’s rights under Sections 5 through 9 of this Agreement shall survive such termination; and (B) the Company shall pay to Employee the Accrued Benefits.

(v)Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) shall cease upon termination for any reason.

(vi)Upon termination of Employee’s employment hereunder for any reason, Employee shall promptly resign from all other positions with the Company and its affiliates.

(vii)In the event Employee is obligated to repay any amounts to the Company under this Agreement or otherwise, Employee hereby authorizes the Company to deduct such amounts from any sums the Company is obligated to pay Employee under this Agreement or otherwise, to the extent permitted by law (provided that, in all events, any such deduction shall comply with Section 409A of the Code to the extent applicable). Employee agrees to repay the Company for any balance remaining after any such deductions are made within thirty (30) days after termination. In the event Employee fails to repay the Company in accordance with the terms of this Agreement and the Company decides to take legal action to collect and recover such amount, Employee agrees to reimburse the Company for all costs incurred by the Company, including but not limited to reasonable attorneys’ fees and court costs.

5.Confidentiality, Intellectual Property Protection, and Restrictive Covenants.

(a)Employee acknowledges and agrees that he will be subject to the confidentiality, intellectual property protection, restrictive covenant, and other provisions set forth in Exhibit A to this Agreement, the provisions of which are incorporated into this Agreement.

6.Enforcement.

(a)If Employee breaches or threatens to commit a breach of any of the covenants set forth in Exhibit A, then the Company shall have the right and remedy to have the covenants in Exhibit A specifically enforced against Employee, including temporary restraining orders and injunctions by any court of competent jurisdiction, in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), or, in the case of a breach by Employee of the provisions of Exhibit A, require Employee to account for all compensation, profits, moneys, accruals, increments or other benefits derived or received as a result of any transactions constituting a breach of the covenants contained therein, it being agreed by Employee that any breach or threatened breach by Employee of Exhibit A would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The prevailing party is entitled to its attorneys’ fees and costs incurred in relation to any action addressing Exhibit A. In addition, the Company shall not be required to post any bond or other surety as a condition to the issuance of any temporary restraining order or injunction, and Employee irrevocably waives any such requirement of any statute or applicable law.

(b)If, during the enforcement of any or all of the covenants and provisions set forth in Exhibit A, any court of competent jurisdiction enters a final judgment that declares that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing, are invalid, or are otherwise unenforceable, then the parties hereto agree that the maximum enforceable duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area, and that the court making the determination of invalidity or unenforceability shall have the power to revise the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes the closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by law.

7.Insurance. The Company may, for its own benefit, maintain “key man” life and disability insurance policies covering Employee. Employee will reasonably cooperate with the Company and provide such information or other reasonable assistance as the Company or insurance company may reasonably request in connection with the Company obtaining and maintaining such policies.

8.Representations and Warranties. Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, (b) Employee is not and will not be a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this Agreement and (c) this Agreement is a valid and binding obligation of Employee.

9.Cooperation. In connection with any termination of Employee’s employment with the Company, Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of Employee’s job responsibilities to Employee’s successor. In addition, upon the receipt of reasonable notice from the Company (including through outside counsel), Employee agrees that while employed by the Company and thereafter, Employee will respond and provide information with regard to matters of which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Employee’s employment with the Company; provided that once Employee is no longer employed by the Company, such cooperation shall be reasonably scheduled so as not to conflict with Employee’s other obligations. Employee agrees to inform the Company if Employee becomes aware of any lawsuit involving such claims that has been filed against the Company or its affiliates. Except as otherwise provided herein, Employee also agrees to inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation. However, in no event shall Employee have any obligations to the Company or its affiliates under the preceding sentence to the extent such investigation is brought by the Equal Employment Opportunity Commission (“EEOC”), Department of Justice, the Securities and Exchange Commission (the “SEC”), Congress, and any agency Inspector General, or any other federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization if Employee is advised by counsel not to so inform the Company because doing so would result in a violation of law. For the avoidance of doubt, nothing in this Section 9 that purports to impose obligations on Employee restricts or prevents employee from reporting a possible violation of any federal law or regulation to any government agency or entity including but not limited to the EEOC, the National Labor Relations Board, the Department of Justice, the SEC, Congress, and any agency Inspector General, or making disclosures that are protected under the whistleblower provisions of any law; or initiate, provide information to, testify at, participate, or otherwise assist, in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, such as the EEOC and SEC, or any self-regulatory organization, relating to an alleged violation of any federal, state, or municipal law.

Upon presentation of appropriate documentation, the Company shall pay or reimburse Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section.

10.Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include electronic communications by email and facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by email or facsimile transmission, as follows:

If to Employee:

Christopher E. Hufnagel
_____________________
_____________________

If to the Company:

Wolverine World Wide, Inc.

9341 Courtland Drive NE
Rockford, Michigan 49351
Attention: General Counsel

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 10. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by email, facsimile transmission or regular mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

11.General Provisions.

(a)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)Complete Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and cancels all other contracts, agreements, representations and understandings between the parties or their affiliates, whether written or oral, expressed or implied (including, without limitation, any offer letter); provided, that the Executive Severance Agreement between Employee and the Company, remains in full force and effect. This Agreement shall bind and inure to the benefit of each party, their parent companies, subsidiaries and affiliates, and each of their respective officers, directors, shareholders, investors, business associates, owners, partners, employees, representatives, agents, contractors and assigns. This Agreement may not be modified or amended except in writing signed by authorized representatives of both parties. The terms of this Agreement are the result of negotiations in which each party had the opportunity to review and revise any term herein. Consequently, this Agreement shall not be construed for or against either party as a result of the manner in which it was drafted.

(c)Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Employee and the Company and its respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be; provided, however, that the rights and obligations of Employee under this Agreement shall not be assigned without the prior written consent of the Company and the Company may assign the rights and obligations of this Agreement in its sole discretion, and such assignment by the Company will not constitute a termination under Section 4.

(d)Governing Law. THIS AGREEMENT, AND ALL CLAIMS, DISPUTES AND CONTROVERSIES RELATED HERETO OR ARISING HEREFROM, SHALL BE GOVERNED BY, AND CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. THE PROVISIONS OF THIS AGREEMENT SHALL BE ENFORCEABLE NOTWITHSTANDING THE EXISTENCE OF ANY CLAIM OR CAUSE OF ACTION OF EMPLOYEE AGAINST COMPANY, WHETHER PREDICATED ON THIS AGREEMENT OR OTHERWISE.

(e)Jurisdiction; Waiver of Jury Trial. EMPLOYEE HEREBY VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY AGREES AND SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF MICHIGAN AND APPELLATE COURTS FROM ANY THEREOF FOR ANY CLAIM, ACTION OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND WAIVES AND AGREES NOT TO ASSERT ANY DEFENSE THAT ANY SUCH COURT LACKS JURISDICTION, VENUE IS IMPROPER, OR THE FORUM IS INCONVENIENT. EMPLOYEE AND COMPANY HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING: (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT. COMPANY AND EMPLOYEE AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

(f)Withholdings. All payments hereunder are subject to withholding for applicable federal, state and local income and employment taxes and any other deductions authorized by Employee or required by law.

(g)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a business day in the State of Michigan, the time period for giving notice or taking action shall be automatically extended to the immediately following business day.

(k)Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive in perpetuity the consummation of the transactions contemplated hereby. For the avoidance of doubt, Employee’s obligations under Exhibit A shall survive termination of this Agreement for any reason (including, without limitation, upon nonrenewal of the agreement by either party).

(l)Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”). Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes deferred compensation as defined in Section 409A shall be payable in connection with Employee’s termination of employment shall be paid to Employee unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, and if Employee incurs a termination of employment that does not constitute a separation from service, as so defined, Employee’s right to such payments shall vest but payment shall be deferred until the date on which Employee incurs a separation from service, or die; (ii) if, on the date on which Employee incurs a separation from service, Employee is a “specified employee” as defined in Section 409A, any amount that constitutes deferred compensation and that becomes payable by reason of such separation from service (including any amount described in clause (i)) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or Employee’s death; (iii) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments; and (iv) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(m)Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(n)Construction. Where specific language (such as the word “including”) is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

(o)Attorneys’ Fees. In the event of any dispute relating to this Agreement, the court shall award the prevailing party its reasonable legal fees and expenses it incurred in connection with such dispute.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

WOLVERINE WORLD WIDE, INC.

By: /s/ Tom Long
Name: Tom Long
Title: Chairman

CHRISTOPHER E. HUFNAGEL

By: /s/ Christopher Hufnagel
Name: Christopher Hufnagel

EXHIBIT A

EMPLOYEE CONFIDENTIALITY, INTELLECTUAL PROPERTY PROTECTION, AND RESTRICTIVE COVENANT PROVISIONS

As a condition of Employee’s new employment with the Company, receipt of the compensation now and hereafter paid to Employee by the Company, and access to the Company’s Confidential Information (as defined herein), Employee agrees to the following provisions related to Employee Confidentiality, Intellectual Property Protection, and Restrictive Covenants.

1.NON-DISCLOSURE & CONFIDENTIALITY:

1.1Definition of Confidential Information: The term “Confidential Information” includes, but is not limited to, all trade secrets and other confidential and/or proprietary knowledge, research, scientific data, or information of the Company and/or third parties with whom the Company does business, and shall include whether or not such information is reduced to writing or other tangible medium of expression, including – but not limited to – documents, or other media, including removable, portable storages devices, including but not limited to USB drives, blueprints, drawings, photographs, charts, graphs, notebooks, tapes or printouts, sound recordings, and other printed, typewritten, or handwritten documents (collectively “Company Documents”), whether such Company Documents have been prepared by the Company, you, or by others, and whether such Company Documents are stored or saved on Company servers, Company cloud storage, or personal devices, including:

(i)information concerning the Company’s business, operations, affairs, financial condition, and projections;

(ii)compilations or lists of customer/prospective customers names, addresses, other identifying information (i.e. telexes, telephone numbers, fax numbers, email addresses, profiles, data, prospects, and site information;), and names of all suppliers, sources, buyers, lenders, banks, sellers, borrowers, trusts introduced to Employee by the Company;

(iii)information concerning products, product design, product development, sourcing, plans, policies, programs, procedures, sales estimates, accounting reports, departmental manuals, methods of and plans to obtain new business goodwill, financial information, bank recommendations or preferences, statistical and accounting data, ideas, marketing techniques, strategies, programs, work assignments and capabilities, purchasing information, price lists, pricing policies, quoting procedures, financial information, pricing strategies, and other confidential materials or information relating to the manner in which the Company develops and markets its products and services and otherwise conducts its business;

(iv)information concerning computer systems, management information systems, customized computer software, source codes, object codes, digital media, optical media, flow charts, drawings, diagrams, bills of material, equipment, prototypes, models, other tangible or intangible manifestations, databases, inventions, know-how, scientific or technical information, designs, processes, procedures, data, formulas, improvements, concepts, reports, or specifications related to Company’s business;

(v)information regarding plans for research, research results, development of new products or acquisition of new/future products, product enhancements, research designs, techniques, or studies;

(vi)confidential profiles, data, prospects, and site information;

(vii)any and all ideas which are derived from or relate to Employee’s access to or knowledge of any of the above enumerated materials and information owned by the Company or its customers; and

(viii)Notwithstanding the foregoing, Confidential Information excludes (a) information concerning Employee’s wages, hours, benefits, and other terms and conditions of employment; (b) information publicly known or which becomes publicly known through no unauthorized act of Employee; (c) information disclosed to Employee by a third party not in violation of any obligations of this Agreement; (d) information required to be disclosed pursuant to a valid subpoena, provided that Employee provides the Company with timely written notice of such requirement and the Confidential Information to be disclosed as far in advance of its disclosure as is practicable, and, upon the Company’s written request; or (e) information required to be disclosed pursuant to applicable law.

If you have any questions as to whether certain information is Confidential Information, consult the Company’s General Counsel.

1.2Business Relationships and Goodwill: The Company has a substantial and legitimate business interest in maintaining Confidential Information. Employee acknowledges and agrees that this Agreement creates a special relationship of trust and confidence between Employee and the Company as well as the Company’s current and prospective customers, vendors, suppliers, and investors. Employee further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility and Confidential Information to unfairly disclose use and/or misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, vendors, suppliers, and investors. Employee therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such disclosure, use and/or misappropriation. Thus, at all times during Employee’s work with the Company and thereafter, Employee will hold in strictest confidence and will not disclose, use, distribute, disseminate, publish, divulge, directly or indirectly, at any time during or after his or her employment, any of the Company’s Confidential Information (as defined above), to any person, firm, corporation, association, or other business entity, either for their own or someone else’s personal benefit except as such disclosure, use, distribution, dissemination, or publication may be required in connection with Employee’s work for the Company or unless the Company expressly authorizes the same in writing.

1.3Information Received from Third Parties: Employee understands that the Company has received, and in the future will receive from third parties, Confidential Information subject to a duty on the Company’s part to maintain the confidentiality of that information and to use it only for certain limited purposes. During Employee’s work with the Company and thereafter, Employee will hold all such information in the strictest confidence and will not disclose it to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company). Employee further agrees not to use any such information except in connection with Employee’s work for the Company unless expressly authorized by the Company in writing.

1.4Former Employer Confidential Information: Employee agrees that during employment with the Company, Employee will not use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an obligation to keep in confidence. Employee further agrees not to bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

1.5Identification and Protection of Confidential Information: Employee recognizes that failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement. Employee agrees that Employee shall keep all such Confidential Information confidential and agrees to take reasonable steps to ensure that information is not inadvertently disclosed to unauthorized persons.

1.6Return of Confidential Information Upon Termination: All Company documents and electronic information shall be the sole property of the Company. Employee agrees that during Employee’s employment by the Company, Employee will not remove or electronically transmit any Confidential Information from the business premises of the Company or deliver any Confidential Information to any person or entity outside the Company, except as Employee is required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee will return within two (2) days all Confidential Information, apparatus, equipment, and other physical property, or any reproduction of such property, except only (i) Employee’s personal copies of records relating to Employee’s compensation; and (ii) Employee’s copy of this Agreement.

1.7Non-Disparagement: Employee agrees not to make, or cause any other person to make, any public statement that criticizes or disparages the Company or any of its subsidiaries, executive officers, employees, directors or products. The Company agrees not to make, or cause any other person to make, any public statement that criticizes or disparages Employee. Nothing set forth herein shall be interpreted to prohibit Employee or the Company from making any such statements on a non-public basis during the Employment Period in furtherance of their duties (including with respect to personnel reviews and similar discussions), responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of any litigation.

2.INTELLECTUAL PROPERTY PROTECTION

2.1Definition of Intellectual Property: The term “Intellectual Property” means all tangible and intangible property including, without limitation, writings, works of authorship, literary property, copyrights, Moral Rights (as defined below) programs, software, programming tools and designs, trademarks, service marks, logos, trade names, trade secrets, patents, designs, algorithms, know-how, ideas, concepts, methods, inventions (whether or not fully developed or reduced to practice), formulae, processes, techniques, applications, domain names, universal locator addresses, telephone numbers and similar identifiers, and any other similar property, whether or not registered, relating to the Company’s business.

2.2Intellectual Property Disclosure and Assignment: It is hereby acknowledged that Employee’s responsibilities may include the making of technical, product, and managerial contributions of value to the Company. Without further compensation, Employee will promptly and fully disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets that Employee makes or conceives or first reduces to practice or creates, either alone or jointly with others, during his/her employment and within the course and scope of Employee’s employment, whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

2.3Pre-Existing Materials: Employee will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Employee prior to, or separate from, Employee’s employment with the Company (“Prior Inventions”), into any Invention or otherwise utilizing any such Prior Invention in the course of Employee’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Employee will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third- party into any Invention without the third-party and Company’s prior written permission. Furthermore, Employee represents and warrants that if any Prior Inventions are included on Exhibit A, they will not materially affect Employee’s ability to perform all obligations under this Agreement.

2.4Assistance: Employee shall assist the Company in obtaining and protecting the rights in any such Inventions as provided herein. Employee will also disclose to the Company’s General Counsel all things that would be Inventions if made during Employee’s employment, conceived, reduced to practice, or developed by Employee within six (6) months of the termination of Employee’s employment with the Company or Employee’s departure. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (i) below) and do not extend the assignment made in Section (i) below. Employee will not disclose Inventions to any person outside the Company unless Employee is requested to do so by management personnel of the Company.

(i)Work for Hire; Assignment of Inventions: Employee acknowledges and agrees that any copyrightable works prepared by Employee during his or her employment and within the scope of Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions created by Employee, alone or jointly with others, during his or her employment that: (a) are developed using equipment, supplies, facilities, or Confidential Information of the Company; (b) result from work performed by Employee for the Company; or (c) relate to the Company’s business or actual or demonstrably anticipated research and development, will be the sole and exclusive property of the Company and hereby irrevocably assigns, and agrees to assign, to the Company all right, title, and interest in them (the “Assigned Inventions”). Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Assigned Inventions. Employee understands that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Employee acknowledges and agrees that subject to the limitations of this Section, if Employee uses any Prior Inventions in the scope of Employee’s employment or includes them in any product or service of the Company, Employee hereby grants to the Company a perpetual, irrevocable, nonexclusive, worldwide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and/or create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

(ii)Employee has provided to the Company’s General Counsel (using the form attached as Exhibit A) a complete list of all Inventions or improvements to which Employee claims ownership and that Employee desires to remove from the operation of this Agreement, and Employee acknowledges and agrees that such list is complete. If no such list is provided to the Company’s General Counsel, Employee represents that Employee has no such Inventions and improvements at the time of signing this Agreement. If, in the course of employment with the Company, Employee incorporates into a Company product, process, or machine such an existing Invention or improvement owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Invention or improvement as part of or in connection with such product, process or machine.

(iii)Assignment of Other Rights. In addition to the foregoing assignment of the Assigned Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and other Intellectual Property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Assigned Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights that Employee may have in or with respect to any Assigned Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on any Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under this Section, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “Moral Right.” Employee forever hereby waives and agrees never to assert any Moral Rights Employee may have in any copyrightable work that is assigned to the Company as a result of this Paragraph, even after any termination of Employee’s employment with Company, regardless of whether the termination is voluntary or involuntary.

2.5        Notice Under Defend Trade Secrets Act of 2016: Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that he/she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Employee is further notified that if he/she files a lawsuit for retaliation by an employer for reporting a suspected violation of law, he/she may disclose the employer's trade secrets to his/her attorney and use the trade secret information in the court proceeding if he/she: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

3.DUTY OF LOYALTY, NON-SOLICITATION & NON-COMPETITION

3.1No Conflicts of Interest: Employee agrees that, during Employee’s employment with the Company, Employee will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during Employee’s employment without the Company’s written consent, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company including but not limited to assisting any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. Notwithstanding the foregoing, this does not prevent Employee from owning 5% or less of the outstanding equity securities of any publicly traded company.

3.2Corporate Opportunities: Employee acknowledges that during the course of Employee’s employment by the Company, Employee may be offered or become aware of business or investment opportunities in which Company may or might have an interest where the Company does or may do business (a “Corporate Opportunity”) and that Employee has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Employee agrees that Employee will disclose to the Company any Corporate Opportunity offered to Employee or of which Employee has becomes aware.

3.3Non-Solicitation: Employee agrees that during Employee’s employment with the Company and for a period of one (1) year after the Separation Date (as defined below), Employee shall not, without the Company’s prior written consent, directly or indirectly: (a) solicit, hire, cause, or induce, or attempt to solicit, hire, cause, or induce any employee, agent, representative, or contractor, of the Company who was an employee, agent, representative, or contactor of the Company as of the Separation Date, to terminate such person’s relationship with the Company or to become employed by any business or person other than the Company; (b) authorize, condone, solicit, or assist in the taking of such actions by any third party, including but not limited to a recruiter or future employer of Employee; provided, however, that with respect to this Section, a general solicitation or advertisement not specifically targeted to or reasonably expected to specifically target such individuals will not be deemed in and of itself to violate the prohibitions of this Agreement; or (c) solicit sales, orders, or other business from, or conduct business with, any Company Customer (as defined below) with respect to products, services or business that are similar or competitive with the products, services or business of the Company; or (d) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved during the two (2) years prior to the Separation Date. Employee acknowledges and agrees that the restriction in this Section is reasonable in light of Employee’s responsibilities with the Company and the scope of the Company’s business.

“Customer” is defined as any person, company, or business that placed a wholesale order for any of the Company’s products during the two (2) years prior to the Separation Date.

“Separation Date” is defined as the date Employee’s employment with the Company terminates.

3.4Non-Competition: Employee agrees that for the period beginning on Employee’s hire date and continuing for one (1) year after the Separation Date (the “Restriction Period”), Employee will not engage, directly or indirectly, as an owner, manager, proprietor, contractor, more than five percent (5%) shareholder, partner, officer, employee or otherwise (collectively, “Employment”) where such Employment (a) involves any of the same or similar activities or functions as Employee performed, supervised, or managed for the Company at any time during the two (2) years preceding the Separation Date, and (b) is for or on behalf of any business that, directly or indirectly, (i) is engaged in the design, development, manufacturing, marketing, or retail or wholesale sale of footwear or apparel competitive with or substantially similar to the footwear or apparel designed, developed, manufactured, marketed, or sold by the Company, or (ii) is engaged in any line of business substantially similar to the lines of business engaged in by the Company (clauses (i) and (ii) each being a “Competitor”), where such Competitor did business in any state or country where the Company or its distributors, licensees, or partners did business during Employee’s employment. Employee acknowledges and agrees that the restriction in this Section is reasonable in light of Employee’s responsibilities with the Company and the scope of the Company’s business.

3.5Tolling: In the event Employee breaches this covenant not to compete, the Restriction Period set forth in Section 3.4 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such judicial settlement or other resolution. The Company has the option, in its sole discretion, to waive (but only in writing) all or any portion of the Restriction Period or to limit the definition of Competitor. Employee agrees to disclose to the Company the name of any subsequent employer during the Restriction Period, wherever located and regardless of whether such employer is a Competitor.

EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

[See attached]